Exhibit 99.1

FOR IMMEDIATE RELEASE	May 20, 2004

For further information contact:
Edward S. Wozniak
Senior Vice President, Chief Financial Officer
(317) 612-2243
ewozniak@galyans.com

GALYANS REPORTS FINANCIAL RESULTS FOR 2004 FIRST QUARTER

PLAINFIELD, IN – May 20, 2004—Galyan’s Trading Company, Inc. (NASDAQ:GLYN) today announced financial results for the fiscal first quarter ended May 1, 2004.

          Fiscal 2004 First Quarter Results

For the first quarter of fiscal 2004, Galyans reported a net loss of ($4.5) million, or ($0.26) per share on a fully diluted basis, compared to a net loss of ($2.6) million, or ($0.15) per share on a fully diluted basis as reported for the first quarter of fiscal 2003.  The first quarter of fiscal 2004 included $0.05 net loss per diluted share for expenses associated with the resignation of Galyans’ former CEO and Chairman of the Company.

Net sales for the first quarter of fiscal 2004 rose 21.7 percent to $157.7 million, from the $129.6 million reported in the same quarter last year.  Comparable store sales decreased 1.4 percent primarily due to weaker results in the outdoor equipment, outdoor apparel and accessories categories, which were partially offset by stronger results in athletic equipment, athletic apparel and footwear.

Gross margin as a percentage of sales improved to 27.3 percent for the first quarter of fiscal 2004 versus 26.0 percent in the first quarter last year.  The increase in gross margin was primarily due to a higher adjustment for EITF 02-16 and leveraging of distribution cost versus fiscal 2003.

Selling, general and administrative expenses as a percent of sales for the first quarter of fiscal 2004 increased to 31.4 percent from 28.9 percent in the first quarter last year.  This increase was primarily from expenses associated with the resignation of Galyans’ former CEO and Chairman of the Company, increased marketing and depreciation costs and higher pre-opening expenses, as the Company opened four stores during the first quarter of fiscal 2004 versus two in the year ago quarter.

Edwin J. Holman, Chief Executive Officer of the Company, commented, “We continue to work toward positive comp store growth and posted marked improvements over the third and fourth quarters of fiscal 2003.  We are extremely pleased to have Rick Leto joining Galyans as our new President and Chief Merchandising Officer.  With Rick’s extensive merchandise and marketing background, he will be instrumental in enhancing our store merchandising and marketing strategies and execution.”

          New Stores

During the first quarter of fiscal 2004, the Company opened new stores in Hoover (Birmingham), AL; Middleton (Madison), WI; Virginia Beach, VA and Lakewood (Denver), CO.  The addition of these four stores brings the total stores in operation to 47, compared to the 36 stores at this time last year.

Galyans has signed leases for the remaining five new store locations expected to be opened in fiscal 2004: one additional store bringing the total to seven stores in the Chicago market; the second store in the Cleveland market; Freehold, New Jersey the Company’s third store in the New York metropolitan area, Charlotte, North Carolina and a replacement store in Galyans’ home market of Indianapolis.

          Outlook

The Company anticipates capital expenditures for fiscal year 2004 in the range of approximately $36 to $40 million, as compared to $77 million in fiscal year 2003.  The reduction in capital expenditures is primarily due to all of the 2004 store openings having landlord financing as compared to only six of the nine stores which had landlord financing in fiscal 2003.

Galyans anticipates adequate liquidity under its credit facility for fiscal year 2004 to fund its growth, including capital and inventory for new stores.  Cash flow from operations for fiscal year 2004 is estimated to be sufficient for the Company to meet all working capital and fixed capital needs without increasing the debt level at the end of fiscal 2004 versus fiscal 2003.

Mr. Holman concluded, “We are making progress on all of our 2004 initiatives.  Our SKU rationalization program has reduced our comp store inventories which has contributed to improved inventory turnover.  Our marketing efforts have offered customers promotional incentives and our “Titanium-Clad Guarantee” insures that we remain price competitive everyday in the marketplace.  As we have previously stated, fiscal 2004 is a transition year for Galyans and we are on schedule to meet our strategic objectives.”

          Quarterly Call Information

Edwin J. Holman, Chief Executive Officer of the Company, will host the Company’s quarterly conference call today, May 20, 2004, to discuss the results and outlook at 10:00 a.m. EDT.  The conference call will be available to all interested parties via a Webcast from www.galyans.com, www.firstcallevents.com or by phone at (888) 566-6510, passcode “Galyans”.

For those who cannot listen to the live broadcast, a replay of the call will be available until 11:59 p.m. EDT on May 27, 2004, at (888) 568-0689, or over the Internet at www.galyans.com.

          About Galyans

Galyans is an active lifestyle retailer that anticipates and focuses on the latest in sports, fitness, outdoor recreation and apparel. Galyans operates 47 stores in 21 states with unique designs to merchandise not only the equipment for hundreds of popular active lifestyle activities, but also the footwear, apparel and accessories that go along with them.

          Forward-Looking Statements

We caution that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made by our management involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond our control. Accordingly, our future performance and financial results may differ materially from those expressed or implied in any such forward- looking statements. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” and similar expressions may identify forward-looking statements. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The following factors, among others, in some cases have affected and in the future could affect our financial performance and actual results and could cause actual results for 2004 and beyond to differ materially from those expressed or implied in any forward-looking statements included in this press release or otherwise made by our management: risks associated with our ability to implement our growth strategies or manage our growing business, including the availability of suitable store locations on appropriate financing and other terms and the availability of adequate financing sources; the impact of increased competition and its effect on pricing and expenses associated with advertising and promotion in response thereto; risks related to the level of markdowns necessary to clear aged inventory; risks associated with the seasonality of the retail industry, the retail sporting goods industry and our business; the potential impact of natural disasters or national and international security concerns on the retail environment and risks relating to the regulation of the products we sell, including firearms. See our Annual Report on Form 10-K for the year ended January 31, 2004, as filed with the Securities and Exchange Commission, for a more detailed discussion of these matters and other risk factors. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

—     Financial tables follow     —

Galyan’s Trading Company, Inc.
Consolidated Statements of Operations
For the Three Months Ended May 1, 2004, and May 3, 2003
(dollars in thousands, except per share data)

	May 1, 2004	May 3, 2003

	(unaudited)
Net sales	$157,661	$129,564
Cost of sales	114,668	95,920

Gross profit	42,993	33,644
Selling, general and administrative expenses	49,434	37,476

Operating loss	(6,441)	(3,832)
Interest expense	1,054	467
Interest income	(81)	(22)

Loss before income tax benefit	(7,414)	(4,277)
Income tax benefit	(2,936)	(1,711)

Net loss	$(4,478)	$(2,566)

Basic and diluted loss per share	$(0.26)	$(0.15)

Shares used in calculating earnings per common share:
Basic and diluted	17,267,643	17,089,452

As a percentage of net sales:
Gross profit	27.3%	26.0%
Selling, general and administrative expenses	31.4%	28.9%

Galyan’s Trading Company, Inc.
Consolidated Balance Sheets
As of May 1, 2004 and May 3, 2003
(dollars in thousands)

	May 1, 2004	May 3, 2003

	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$9,754	$7,213
Receivables, net	10,539	11,228
Merchandise inventories	177,245	171,876
Deferred income taxes	6,592	2,080
Other current assets	8,109	8,698

Total current assets	212,239	201,095
Property and equipment, net	188,936	148,963
Deferred income taxes	—	117
Goodwill, net	18,334	18,334
Other assets, net	2,325	2,166

Total assets	$421,834	$370,675

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$84,878	$75,728
Accrued expenses	40,510	32,957
Current portion of long-term debt	117	86

Total current liabilities	125,505	108,771
Long-term liabilities:
Debt, net of current portion	66,736	48,823
Deferred income taxes	10,487	—
Other long-term liabilities	9,518	8,003

Total long-term liabilities	86,741	56,826
Shareholders’ equity:
Common stock and paid-in capital, no par value	195,050	192,113
Notes receivable from shareholders	(439)	(933)
Unearned compensation	(686)	(74)
Warrants	1,461	1,461
Retained earnings	14,202	12,511

Total shareholders’ equity	209,588	205,078

Total liabilities and shareholders’ equity	$421,834	$370,675

Galyan’s Trading Company, Inc.
Consolidated Statements of Cash Flows
For the Three Months Ended May 1, 2004, and May 3, 2003
(dollars in thousands)

	May 1, 2004	May 3, 2003

	(unaudited)
Cash flows from operating activities:
Net loss	$(4,478)	$(2,566)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation and amortization	7,400	5,649
Amortization of financing intangible	115	126
Deferred income taxes	(2,369)	(1,562)
(Gain) loss on disposal of property and equipment	(94)	19
Deferred rent and other non-cash expense	755	1,106
Changes in certain assets and liabilities:
Accounts receivable	(2,270)	245
Merchandise inventories	(21,584)	(32,883)
Other assets	1,314	(3,688)
Accounts payable and accrued expenses	10,439	11,125

Net cash used in operating activities	(10,772)	(22,429)
Cash flows from investing activities:
Capital expenditures	(9,792)	(18,172)
Increase (decrease) in net accounts payable for capital expenditures	5,548	(5,533)
Lease incentives	127	—

Net cash used in investing activities	(4,117)	(23,705)
Cash flows from financing activities:
Net borrowings on revolving line of credit	17,175	48,650
Payments of financing costs	(24)	(1,453)
Principal payments on long-term debt and other obligations	(37)	(6,030)
Payments on notes receivable from shareholders	249	15
Proceeds from sale of common stock	160	275

Net cash provided by financing activities	17,523	41,457

Net increase (decrease) in cash and cash equivalents	2,634	(4,677)
Cash and cash equivalents, beginning of period	7,120	11,890

Cash and cash equivalents, end of period	$9,754	$7,213

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